Exhibit 10.19

FORM OF

AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to the existing Employment Agreement, by and between ZS Pharma, Inc. (“ZS Pharma”) and the undersigned employee of ZS Pharma (“Employee”), originally entered into on the date indicated below Employee’s signature, (the “Employment Agreement”), is hereby made and entered into by ZS Pharma and Employee effective as of                      (the “Effective Date”). Capitalized terms used but not defined herein are used as defined in the Employment Agreement.

RECITALS

WHEREAS, ZS Pharma and Employee would like to modify the Employment Agreement in order to formally incorporate into the terms of the Employment Agreement a revised definition of Qualified IPO, to add certain provisions regarding rights and obligations with respect to parachute payments and to confirm Employee’s current position and Base Salary.

NOW, THEREFORE, the Employment Agreement is hereby amended as follows:

Section 1. Amendment.

A.	The definition of “Deemed Liquidation Event” in Section 13(g) of the Employment Agreement shall be amended to read in its entirety as follows:

“’Deemed Liquidation Event’ shall have the meaning set forth in ZS Pharma’s then current certificate of incorporation; provided that, in the event the definition of Deemed Liquidation Event is removed from the certificate of incorporation, such term shall mean the occurrence of one of the following events (unless the holders of: (i) sixty-five percent (65%) of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock voting together as a single class, and not as separate series, on an as-converted basis (the “Required Series C/D Vote”); and (ii) sixty-five percent (65%) of the then outstanding shares of Series D Preferred Stock, voting exclusively as a separate class (the “Required Series D Vote”); each elect otherwise by written notice sent to ZS Pharma at least five (5) business days prior to the effective date of any such event):

(1) a merger or consolidation in which

(i) ZS Pharma is a constituent party or

(ii) a subsidiary of ZS Pharma is a constituent party and ZS Pharma issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving ZS Pharma or a subsidiary in which the shares of capital stock of ZS Pharma outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(2) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by ZS Pharma or any subsidiary of ZS Pharma of all or substantially all the assets of ZS Pharma and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of ZS Pharma if substantially all of the assets of ZS Pharma and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of ZS Pharma.”

B.	The definition of “Qualified IPO” in Section 11(o) of the Employment Agreement shall be amended to read in its entirety as follows:

“’Qualified IPO’ shall have the meaning set forth in ZS Pharma’s then current certificate of incorporation; provided that, in the event the definition of Qualified IPO is removed from the certificate of incorporation, such term shall mean the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $40 Million of gross proceeds to the Corporation and a listing of the Common Stock for trading on either the NASDAQ Stock Market or New York Stock Exchange.”

C.	A new Section 2(d) of the Employment Agreement shall be inserted to read in its entirety as follows:

“Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Employee is a ‘disqualified individual’ (as defined in Section 280G(c) of the Code), and the payments and benefits provided for under this Agreement, together with any other payments and benefits which Employee has the right to receive from ZS Pharma or any of its Affiliates, would constitute a ‘parachute payment’ (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for under this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from ZS Pharma and its Affiliates will be one dollar ($1.00) less than three times Employee’s “base amount”(as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by ZS Pharma in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from ZS Pharma (or its Affiliates) used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to ZS Pharma upon notification that an overpayment has been made. Nothing in this Section 2(d) shall require ZS Pharma (or any of its Affiliates) to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.”

D.	Each of ZS Pharma and Employee hereby acknowledge and agree that, as of the date of this Amendment, Employee’s current title and Base Salary are as indicated on the signature page below; provided, however, that nothing in this Amendment in any way limits or modifies ZS Pharma’s right to change Employee’s title or compensation at any time under the terms and conditions set forth in Section 2 of the Employment Agreement.

Section 2. Ratification of Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Employment Agreement shall remain in full force and effect.

Section 3. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Texas, without regard to principles of conflicts of laws.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Employment Agreement as of the Effective Date.

ZS PHARMA:	EMPLOYEE:

ZS PHARMA, INC.

(Signature)	(Signature)

(Print Name)	(Print Name)

(Title)	(Current Title)

(Current Base Salary)

(Date of Signature)

(Date of Employment Agreement)